UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

July 13, 2021
Date of Report (date of earliest event reported)

Establishment Labs Holdings Inc.
(Exact name of registrant as specified in its charter)

British Virgin Islands	001-38593	Not applicable
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification Number)
Buiding B15 and 25 Coyol Free Zone Alajuela Costa Rica
(Address of principal executive offices) (Zip Code)
+506 2434 2400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Shares, No Par Value	ESTA	The NASDAQ Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

d) Election of Director; Appointment of Committee Members

On July 13, 2021, the Board of Directors (the “Board”) of Establishment Labs Holdings Inc. (the “Company”) appointed Ms. Ann Custin and Mr. Bryan Slotkin to the Board, effective immediately. Ms. Custin and Mr. Slotkin will both serve as Class III directors, with their respective terms expiring at the annual meeting of stockholders to be held in 2024 when they are both expected to stand for election by a vote of the Company’s stockholders. In addition, the Board appointed Ms. Custin as a member of the Board’s Audit Committee and Compensation Committee and Mr. Slotkin as a member of the Audit Committee and the Nominating and Corporate Governance Committee, both effective immediately.

Ms. Custin served as Chief Financial Officer and on the board of directors of Siemens Medical Solutions Inc. from February 2012 to December 2019, retiring following such tenure. Ms. Custin previously served as Chief Operating and Financial Officer of Scient’x and President and CEO USA of Drager Medical Systems. Ms. Custin holds a B.A. in Accounting from Queens College, CUNY.

Mr. Slotkin is a partner with PJT Partners, a global advisory-focused investment bank, from June 2018 to the present. Mr. Slotkin was a Partner with Discovery Land Company from July 2017 to June 2018 and a Managing Director with Goldman Sachs from May 2007 to June 2017. Mr. Slotkin holds a B.S. in Finance from Rutgers College, and a J.D. and M.B.A. from George Washington University.

The Board has nominated Ms. Custin for election as a director because of her extensive expertise in business and experience with large medical device companies. The Board has determined that Ms. Custin qualifies as an Audit Committee Financial Expert due to her prior experience, including her previous roles as Chief Financial Officer of the various enterprises referenced above.

The Board has nominated Mr. Slotkin for election as a director because of his extensive expertise in business and experience advising public company boards. The Board has determined that Mr. Slotkin qualifies as an Audit Committee Financial Expert due to his prior experience as an investment banker advising companies on complex financial transactions.

In connection with the appointment of Ms. Custin and Mr. Slotkin to the Board on July 13, 2021, they were each granted a stock option for 12,000 of the Company’s Common Shares. One-third of the shares subject to the option vest on July 13, 2022 and each one-year anniversary thereafter, subject to their continuing as a service provider to the Company through each such date, respectively. The option award is subject to the terms and conditions of the Company’s 2018 Equity Incentive Plan and its related option agreement. Ms. Custin and Mr. Slotkin, as directors, will both participate in the compensation program applicable to all non-employee directors, which is described under the heading “Non-Employee Director Compensation” in the Company’s Definitive Proxy Statement relating to the Annual Meeting of Stockholders filed with the Securities and Exchange Commission on April 14, 2021.

Ms. Custin and Mr. Slotkin also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-225791) filed with the Securities and Exchange Commission on June 21, 2018.

There are no arrangements or understandings between Ms. Custin and any other persons pursuant to which Ms. Custin elected as a director. There are no arrangements or understandings between Mr. Slotkin and any other persons pursuant to which Mr. Slotkin elected as a director.

Following the appointments of Ms. Custin to the Audit Committee and Compensation Committee and Mr. Slotkin to the Audit Committee and the Nominating and Corporate Governance Committee, the composition of the committees are as follows. The Nominating and Corporate Governance Committee shall consist of Lisa Gersh,

Dennis Condon, and Mr. Slotkin, with Ms. Gersh serving as chair. The Audit Committee shall consist Lisa Colleran, Ms. Gersh, Ed Shutter, Ms. Custin, and Mr. Slotkin, with Ms. Colleran serving as chair. The Compensation Committee shall consist of Mr. Shutter, Mr. Condon, Ms. Colleran, and Ms. Custin, with Mr. Sutter serving as chair. The Board has determined that all of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee currently satisfy the independence requirements and other established criteria of The NASDAQ Stock Market LLC.

On July 15, 2021, the Company issued a press release announcing the appointment of Ms. Custin and Mr. Slotkin to the Board. The press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Establishment Labs Holdings Inc. dated July 15, 2021.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTABLISHMENT LABS HOLDINGS INC.

Dated:	July 15, 2021	By:	/s/ Juan José Chacón Quirós
		Name:	Juan José Chacón Quirós
		Title:	Chief Executive Officer